Exhibit 3.1

ORGANIZATION CERTIFICATE

THE FEDERAL HOME LOAN BANK OF

T O P E K A

     The undersigned directors of the Federal Home Loan Bank of Topeka, now organizing, all of whom are citizens of the United States, bona fide residents of the district in which this Bank is located, and nine at least of whom are now directly connected with the home financing business, having been appointed by the Federal Home Loan Bank Board and having been directed by the Act of Congress, known as the Federal Home Loan Bank Act, approved July 22, 1932, and in accordance with rules and regulations prescribed by said Board;

     Now, Therefore, in order that the statutes of the United States may be fully complied with and that the incorporation of this Bank may be perfected as a Federal Home Loan Bank, the following Organization Certificate is made and executed.

     1. The title of this Bank shall be the FEDERAL HOME LOAN BANK OF TOPEKA

     2. The location of the principal office of this Bank will be in the City of Topeka, State of Kansas, or at such other city as the Federal Home Loan Bank Board may from time to time determine is suited to the convenient and customary course of business of the institutions eligible to become Members of this Bank.

     3. This Bank shall be established in the City of Topeka, State of Kansas, in District Number Ten, as defined by the Federal Home Loan Bank Board, or as may from time to time be readjusted or modified by said Board. Said District Number Ten as now defined is as follows:

     The States of Colorado, Kansas, Nebraska and Oklahoma

     4. This Bank shall engage in the business authorized by said Federal Home Loan Bank Act, and it shall exercise such powers as are permitted or prescribed by said Act, subject to the supervision of the Federal Home Loan Bank Board.

     5. The minimum amount of capital stock for the organization of this Bank shall be an amount to be determined by the Federal Home Loan Bank Board, with the approval of the Secretary of the Treasury, which amount shall not be less than Five Million ($5,000,000.00) Dollars, divided into shares of the par value of One Hundred ($100.00) Dollars each and shall be issued at par. After the amount of the minimum capital shall have been subscribed, any stock issued thereafter shall be issued at such price not less than par as may be fixed by the Federal Home Loan Bank Board. The capital stock of this Bank may from time to time be increased to such amount or amounts as may be necessary to provide for the issue of shares to members in accordance with the provisions of the Federal Home Loan Bank Act and the stock of this Bank shall from time to time be paid off and retired in accordance with the requirements and subject to the conditions and limitations prescribed in said Act, and with such rules, regulations, and orders, not inconsistent with law, as the Federal Home Loan Bank Board may from time to time prescribe or issue.

     6. This Certificate is made for the purpose of carrying out the provisions of the Act of Congress, known and cited as the Federal Home Loan Bank Act, approved July 22, 1932, and such other acts as may be passed by Congress amending or supplementing the said Federal Home Loan Bank Act, in so far as it or they may be applicable to the Federal Home Loan Bank of Topeka, and is subject to such changes or additions, not inconsistent with law, as the Federal Home Loan Bank Board may deem necessary or expedient and may from time to time direct.

     7. This Bank shall have succession until dissolved by the Federal Home Loan Bank Board under this Act or by further Act of Congress.

(1)

     In Witness Whereof, we the directors aforesaid, have hereunto set our hands this 13th day of October, 1932.

Name WILDER S. METCALF

Address LAWRENCE, KANSAS 720 MASS ST.

Name CHAS W. THOMPSON 112 WEST 7th ST.

Address TOPEKA, KANS.

Name DAVE ROWE

Address FREMONT, NEB. 1638 N. Nye Ave

Name O. A. KING

Address DENVER, COLO. 1644 WELTON ST.

Name CLARENCE T. RICE

Address KANSAS CITY, KANSAS 731 MINNESOTA AVE.

Name L. E. ROUSH

Address WICHITA, KANSAS 502 East DOUGLAS

Name CHARLES C. GATES

Address DENVER, COLO. 999 So. BROADWAY

Name L. C. POLLOCK

Address BARTLESVILLE, OKLA. 107 EAST THIRD

Name GEO. E. McKINNIS

Address SHAWNEE, OKLA.

Name W. R. McWILLIAMS

Address 125 NORTH Harvey, OKLA HOMA CITY, OKLA.

Name A. U. THOMAS

Address 411 N. 2nd ST. McALESTER, OKLA.

(2)

State of Kansas	}
	}	ss:
County of Shawnee	}

     Be it remembered, that on this 13th day of October, 1932, before me, the undersigned, a Notary Public within and for the county and State aforesaid, came Wilder S. Metcalf, Lawrence, Kansas, Chas. W. Thompson, Topeka, Kans., Dave Rowe, Fremont, Neb., , O. A. King, Denver, Colo., Clarence T. Rice, Kansas City, Kans., L. E. Roush, Wichita, Kans., Charles C. Gates, Denver, Colo., L. C. Pollock, Bartlesville, Okla., Geo. E. McKinnis, Shawnee, Okla., W. R. McWilliams, Oklahoma City, Okla. and A. U. Thomas, McAlester, Okla., personally known to me to the same persons who executed the foregoing writing and duly acknowledge the making and execution of the same as their act and deed.

/s/ Hazel I. Putnam

Notary Public.

[SEAL]

My commission expires October 13th, 1936.

     I hereby certify that the foregoing certificate, which was made and executed on the 13th day of October, 1932, by the directors of the Federal Home Loan Bank of Topeka, was filed with and approved by the Federal Home Loan Bank Board on the 20th day of October, 1932.

     Given under my hand this 20th day of October, 1932.

/s/ William E. Murray

Secretary, Federal Home Loan Bank Board.